RIGHT OF FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST OFFER AGREEMENT (“Agreement”) is made as of November ___, 2005, by and among ITEC ENVIRONMENTAL GROUP, INC., a Delaware corporation (“ITEC”) and DOUG FROESE, including his successors or assigns (“Froese”).

RECITALS
WHEREAS, Froese is purchasing shares of Common Stock pursuant to that certain Common Stock Purchase of even date herewith (the “Purchase Agreement”).

WHEREAS, ITEC and Froese desire to document a mutual understanding with respect to the grant to Froese of a right of first offer relating to entering into a joint venture arrangement in certain territories pursuant to the terms herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions hereinafter set forth, the parties hereto agree as follows:

AGREEMENT

1.  Right of First Offer. In the event ITEC contemplates implementation and commercialization of ITEC’s proprietary ECO2TM System recycling and cleaning technology (the “Technology”) in any of the countries set forth in Exhibit A attached hereto (the “Territory”), in each case ITEC shall give written notice thereof (the “Offer Notice”) to Froese. If Froese has an interest in implementing and commercializing the Technology in such portion of the Territory, Froese shall give written notice to ITEC of Froese’s interest (the “Response Notice”) within twenty one (21) days of receipt of the Offer Notice. For a period of ninety (90) days (the “Offer Period”), the parties will negotiate in good faith an agreement setting forth the terms and conditions upon which ITEC and Froese or its assigns would engage in such implementation and commercialization. During the Offer Period, ITEC will not enter into an agreement providing for implementation and commercialization of the Technology in such portion of the Territory or commit to enter into or enter into a letter of intent with respect any such agreement with any third party. If Froese and ITEC are unable to reach agreement during the Offer Period, ITEC shall have the right to enter into an agreement with a third party on terms and conditions not more favorable than those offered to Froese.

2.  Miscellaneous.

(a)  This Agreement may not be amended, terminated or otherwise modified unless evidenced in writing and signed by the ITEC and Froese concerning all matters relating to this Agreement and is binding upon and shall inure to the benefit of all of the parties hereto and their respective heirs, legal representatives, successors and assigns.

(b)  All notices under this Agreement shall be given in writing in the manner and at the addresses provided in the Purchase Agreement.

(c)  This Agreement shall be governed and construed in accordance with the laws of the State of California, without regards to conflicts of laws.

(d)  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the day first written above.

ITEC ENVIRONMENTAL GROUP, INC., a Delaware corporation	DOUG FROESE, an individual

By:	By:

Name:

Title:

2

EXHIBIT A

Countries

Canada
Europe